Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS 17.98% RETURN ON AVERAGE EQUITY FOR THE YEAR-ENDED 2020

Midlothian, Virginia, January 27, 2021. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the fourth quarter of 2020. Net income for the fourth quarter of 2020 was $3,052,000, or $2.08 per fully diluted share, compared to net income for the fourth quarter of 2019 of $1,304,000, or $0.90 per fully diluted share. For the year-ended December 31, 2020, net income was $8,554,000, or $5.86 per fully diluted share, compared to net income for the year-ended December 31, 2019 of $4,477,000, or $3.10 per fully diluted share.

Jay Hendricks, President and CEO, commented, “We finished 2020 with excellent results and positive momentum. For the year, we produced $8,554,000 in operating net income, a 17.98% return on average equity, 89% earnings per share growth, and stable asset quality. We are pleased by the outstanding contribution from our mortgage banking segment, which produced net income of $3,935,000 for 2020 compared to $979,000 for 2019.”

“Significant contributors to our earnings were Paycheck Protection Program (“PPP”) forgiveness and an accommodative rate environment for mortgage lending. We prepaid $31 million in Federal Home Loan Bank advances, which will provide a benefit to net interest income of approximately $519,000 in 2021 and approximately $983,000 in total interest expense over the remaining maturity of those advances. As previously mentioned, participation in the PPP program resulted in over 400 new business relationships, which we are developing into future growth opportunities. The Commercial Banking Segment grew core loans, which exclude PPP loans, by 2.70% during the fourth quarter.”

“We believe we are well positioned to weather the economic environment as uncertainty around the pandemic lingers. Asset quality remains sound and exposure levels to COVID-sensitive industries are manageable.”

“Key areas of focus are core relationship growth, expanding upon our new PPP clients as well as utilizing excess cash and liquidity. We are participating in the second round of PPP funding and anticipate core loan growth will continue to strengthen, albeit more in the second half of 2021 as economic activity rises via vaccine deployment and general business confidence. Head winds we are facing include the low rate environment, high levels of liquidity and competition driving spreads tighter. We will address these through our disciplined approach to balance sheet management and prudent risk taking.”

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Financial Highlights

Highlights for the fourth quarter and full year 2020 are as follows:

	Three Months Ended		Year Ended
Metric	December 31, 2020	December 31 2019	December 31, 2020	December 31 2019
Consolidated
Return on average equity	23.57%	12.11%	17.98%	11.16%
Return on average assets	1.72%	0.94%	1.28%	0.84%
Commercial Banking Segment
Return on average equity	11.99%	9.45%	9.71%	8.72%
Return on average assets	0.87%	0.74%	0.69%	0.66%
Net interest income to average assets	3.23%	3.19%	3.04%	3.33%
Provision to average assets	0.00%	0.10%	0.14%	0.03%
Noninterest income to average assets	0.40%	0.54%	0.40%	0.57%
Noninterest expense to average assets	2.48%	2.70%	2.39%	3.05%
Mortgage Banking Segment
Return on average equity	11.58%	2.66%	8.27%	2.44%
Return on average assets	0.84%	0.21%	0.59%	0.18%
Net income before tax to average assets	1.07%	0.26%	0.75%	0.23%

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Y 2020	Y 2019	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Pre-tax earnings by segment
Commercial banking	$6,058	$4,402	$2,055	$1,378	$1,876	$749	$1,289
Mortgage banking	4,981	1,239	1,900	1,569	1,124	388	360
Income before income tax expense	11,039	5,641	3,955	2,947	3,000	1,137	1,649
Commercial banking income tax expense	1,439	904	503	349	429	158	271
Mortgage banking income tax expense	1,046	260	400	329	236	81	74
Net income	$8,554	$4,477	$3,052	$2,269	$2,335	$898	$1,304

The Commercial Banking Segment posted net income of $1,552,000 for Q4 2020 compared to $1,018,000 for Q4 2019 and net income of $4,619,000 for the year-ended December 31, 2020 compared to $3,498,000 for the year-ended December 31, 2019.

The following are variances of note for the three months ended December 31, 2020 compared to the three months ended December 31, 2019:

•	Net interest margin contracted by four basis points to 3.48% for Q4 2020 compared to 3.52% for Q4 2019. The contraction was due to the following:

o	The yield on average earning assets contracted by 18 basis points, 4.41% for Q4 2020 vs. 4.59% for Q4 2019, primarily because of the 150 basis points Federal Reserve rate cut in March 2020 and the significant level of PPP loans originated by the Bank during 2020.

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o	During 2020, the Commercial Banking Segment originated $185,137,000 in PPP loans which carry a stated interest rate of 1.00% and a fee from the U.S. Small Business Administration (“SBA”) of 1% to 5% depending on the size of the loan. The fee of $6,584,000 is being amortized, based on the term of the loan, through net income, net of $1,052,000 in deferred costs associated with the origination. The recognition of the fee, net of deferred costs, will be accelerated as loans are forgiven by the SBA. As of December 31, 2020, the Bank had recognized $1,578,000 in SBA fee income, net of deferred costs through interest income as a result of normal amortization and the receipt of $47,987,000 in funds from loans forgiven by the SBA.

o	The cost of interest bearing deposits dropped by 58 basis points to 0.65% for Q4 2020 compared to 1.23% for Q4 2019, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. Low cost relationship deposits grew by $86,372,000, or 49.42%, from Q4 2019, while higher cost time deposits decreased by $32,275,000, or 23.52%, from Q4 2019.

o	The Commercial Banking Segment prepaid all $31 million of its FHLB advances during Q4 2020. This pre-payment negatively impacted the costs of funds as a result of the recognition of approximately $696,000 in prepayment fees. The pre-payment of the advances will save the Company approximately $983,000 in interest expense over the remaining life of those advances, and will save approximately $519,000 in interest expense during 2021.

•	The Commercial Banking Segment did not record a provision for Q4 2020 compared to $135,000 for Q4 2019. The provision in 2019 was attributed to an increase in the specific reserve associated with a relationship evaluated individually for impairment. This relationship was charged-off in 2020. The absence of a provision in Q4 2020 was driven primarily by stable credit metrics in our loan portfolio and improved economic metrics in our service area. A significant number of loans on deferral returned to full payment terms during Q4 2020, which resulted in total loans deferred of $38,028,000 at December 31, 2020 compared to $84,335,000 at September 30, 2020. The Company believes the current level of allowance for loan loss reserves are adequate to cover anticipated losses.

•	Commercial Banking Segment noninterest income of $718,000 was recognized for Q4 2020 compared to $749,000 for Q4 2019, or a decrease of 4.14%. The decrease was the result of management making the decision to not sell any SBA loan guaranteed strips during Q4 2020, while $42,000 in gain on the sale of SBA loan guaranteed strips occurred in Q4 2019.

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•	Commercial Banking Segment noninterest expense of $4,407,000 was recognized during Q4 2020 compared to $3,737,000 for Q4 2019, or an increase of 17.93%. The increase was primarily driven by salaries and benefits expenses associated with an increase in employee count to support several initiatives including expanding treasury management services, supporting information technology growth, and resources supporting PPP loan administration. Although noninterest expense was higher when compared to Q4 2019, as a percentage of average assets, noninterest expense decreased to 2.48% during Q4 2020 from 2.70% during Q4 2019.

The following are variances of note for the year-ended December 31, 2020 compared to the year-ended December 31, 2019:

•	Net interest margin contracted by 38 basis points to 3.30% for the year-ended December 31, 2020 compared to 3.68% for the year-ended December 31, 2019. The contraction was due to the following:

o	The yield on average earning assets contracted by 63 basis points, 4.12% for the year-ended December 31, 2020 vs. 4.75% for the year-ended December 31, 2019, primarily because of the 150 basis points Federal Reserve rate cut in March 2020 and the significant level of PPP loans originated by the Bank during 2020.

o	During 2020, the Commercial Banking Segment originated $185,137,000 in PPP loans. The fee of $6,584,000 is being amortized, based on the term of the loan through net income, net of $1,052,000 in deferred costs associated with the origination. The recognition of the fee, net of deferred costs, will be accelerated as loans are forgiven by the SBA. As of December 31, 2020, the Bank had recognized through interest income $2,762,000 in SBA fee income, net of deferred costs as a result of normal amortization and the receipt of $47,987,000 in funds from loans forgiven by the SBA.

o	The cost of funds dropped by 25 basis points to 0.84% for the year-ended December 31, 2020 compared to 1.09% for the year-ended December 31, 2019, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. Low cost relationship deposits grew by $86,372,000, or 49.42%, from December 31, 2019, while higher cost time deposits decreased by $32,275,000, or 23.52%, from December 31, 2019.

o	The Commercial Banking Segment prepaid all $31 million of its FHLB Advances during Q4 2020. This pre-payment negatively impacted the costs of funds as a result of the recognition of approximately $696,000 in prepayment fees. The pre-payment of the advances will save the Company approximately $983,000 in interest expense over the remaining life of those advances, and will save approximately $519,000 in interest expense during 2021.

•	Provision expense of $950,000 was recognized for the year-ended December 31, 2020 compared to $135,000 for the year-ended December 31, 2019. The provision expense in 2019 was attributed to an increase in the specific reserve associated with a relationship evaluated individually for impairment. That relationship was charged-off in 2020. The provision expense for 2020 was driven primarily by an increase in the qualitative factors as a result of the economic impacts surrounding COVID-19 and the elevated level of loan deferrals during the year. While credit metrics have stabilized and our service area has seen some improvements in economic metrics, the Company believes the current level of allowance for loan loss reserves are adequate to cover incurred losses.

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•	Commercial Banking Segment noninterest income of $2,688,000 was recognized for the year-ended December 31, 2020 compared to $3,044,000 for the year-ended December 31, 2019, or a decrease of 11.70%. The decrease was the result of lower service charges and interchange fee income due to lower transaction volumes as a result of the COVID-19 pandemic, and the cessation of gains on the sale of SBA loan guaranteed strips starting Q2 2020. During 2019, the Commercial Banking Segment recognized $288,000 in gains on the sale of SBA loan guaranteed strips, while only recognizing $86,000 during Q1 2020 prior to the cessation.

•	Commercial Banking Segment noninterest expense of $15,955,000 was recognized for the year-ended December 31, 2020 compared to $16,256,000 for the year-ended December 31, 2019, or a decrease of 1.85%. The decrease was primarily driven by the deferral of $1,052,000 in salary and benefits costs associated with the origination of over 1,500 PPP loans during the year, which was partially offset by an increase in employee count to support several initiatives including expanding treasury management services, supporting information technology growth, and resources supporting PPP loans administration. The deferred costs will be recognized over the life of the PPP loans as a component of interest income along with the origination fees. This level of deferred costs is not expected to be recognized in future quarters and the recognition of the deferred costs and fees will accelerate as PPP loans are forgiven or repaid.

Loans and Asset Quality

The following table provides the composition of our loan portfolio at the dates indicated (in thousands):

Loans Outstanding
Loan Type	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
C&I + Owner occupied commercial real estate	$144,198	$134,799	$138,121	$149,048	$143,427
PPP Loans	136,674	185,137	184,478	-	-
Nonowner occupied commercial real estate	131,440	127,396	129,943	129,474	129,996
Acquisition, development and construction	29,569	33,337	31,876	32,170	31,950
Total commercial loans	441,881	480,669	484,418	310,692	305,373
Consumer/Residential	86,580	85,766	88,863	89,290	87,776
Student	29,657	30,656	31,594	32,251	33,525
Other	2,885	2,998	3,118	3,001	2,621
Total loans	$561,003	$600,089	$607,993	$435,234	$429,295

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Total loans, excluding PPP loans, increased by $9,377,000, or 2.26%, from Q3 2020, and decreased by $4,966,000, or 1.16%, from Q4 2019. Variances of note are as follows:

•	The core commercial loan portfolio grew by $9,675,000, or 3.27%, from Q3 2020 and decreased by $166,000, or 0.05%, from Q4 2019. Loan demand was muted and line utilization in the commercial and consumer portfolios were minimal during most of 2020; however, our pipeline began to strengthen in Q3 2020 resulting in the growth during Q4 2020. We believe as economic activity begins to return during 2021 our pipeline will continue to strengthen supporting core loan growth through 2021.
•	The consumer/residential portfolio remained stable and consistent with prior periods.
•	The reduction in the government guaranteed student loan portfolio, from Q3 2020 and Q4 2019, is a result of normal amortization and the portfolio continues to perform as expected.

PPP loans

PPP loans decreased by $48,463,000, or 26.18%, from Q3 2020 to $136,674,000 as of Q4 2020. PPP loans have provided essential funds to over 1,500 businesses and nonprofits and protected more than 20,000 jobs in our community. The Bank will be participating in the second round of PPP funding approved by Congress and signed into law by the President of the United States of America on December 27, 2020. Below is a breakdown by loan size as of December 31, 2020 (dollars in thousands):

PPP Loans as of December 31, 2020
Loan Size	# of Loans	$ of Loans
< $350,000	1,176	$72,526
$350,000 - $2 million	57	41,046
> $2 million	6	23,102
Total	1,239	$136,674

The Bank expects the approval for forgiveness on PPP loans to pick up in the first quarter of 2021. This will result in the recognition of unamortized deferred fee income, net of deferred cost, associated with the PPP loans to occur at a higher rate in the first half of 2021 when compared to the second half of 2020.

Asset quality

The Bank has been working with customers by granting loan payment deferrals to help them through the pandemic induced recession. While the Bank has not experienced significant deterioration in its credit metrics, we believe that the current pandemic continues to be a significant risk to credit quality and have taken the necessary provisions for loan losses as a result. The Bank’s asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
Metric	Village					Peer Group
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2020(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	251.75%	181.98%	205.33%	261.58%	170.57%	140.04%
Net Charge-offs (recoveries) to Average Loans(2)	0.05%	(0.03%)	(0.01%)	0.13%	0.05%	0.12%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.41%	0.60%	0.48%	0.34%	0.49%	0.57%
Nonperforming Assets/Bank Total Assets (3)	0.27%	0.35%	0.30%	0.32%	0.44%	0.56%

(1) Source - SNL data for VA Banks <$1 Billion in assets as of September 30, 2020.

(2) Annualized.

(3) Nonperforming assets excluding performing troubled debt restructurings.

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Continued Response to COVID-19

As the circumstances with the COVID-19 pandemic began to unfold, the Company rapidly mobilized over 80% of non-branch team members to work-from-home, went to drive-thru only at our branches with lobby access by appointment, and actively worked with borrowers to defer loan payments to allow operations to return to some level of normalcy. With the continued uncertainty around the COVID-19 pandemic, we continue to take the necessary measures to protect the health and wellbeing of our employees and customers as well as working with our borrowers who continue to be impacted by the COVID-19 pandemic. We continue to believe that we are well positioned to weather the economic storm created by the COVID-19 pandemic and have built the balance sheet around a philosophy of prudent risk taking.

Client Accommodations

We continue to work with our customers that have been severely impacted by the COVID-19 pandemic and when necessary have moved forward on additional payment modifications, as permitted under the Coronavirus Aid, Relief, and Economic Security Act.

Below is a breakdown of the loan portfolio showing the percentage of loans whose deferral periods have not ended or have been extended at the dates indicated (dollars in thousands):

	Year End	December 31, 2020		September 30, 2020
	Balance	Deferred Loans(2)		Deferred Loans(2)
Loan Type	2020(1)	$ Def	% Def	$ Def	% Def
C&I + Owner occupied commercial real estate	$144,198	$8,988	6.23%	$27,715	19.22%
Nonowner occupied commercial real estate	131,440	26,835	20.42%	44,652	33.97%
Acquisition, development and construction	29,569	-	0.00%	5,534	18.72%
Total commercial loans	305,207	35,823	11.74%	77,901	25.52%
Consumer/Residential	86,580	2,205	2.55%	6,434	7.43%
Student	29,657	-	0.00%	-	0.00%
Other	2,885	-	0.00%	-	0.00%
Total loans	$424,329	$38,028	8.96%	$84,335	19.87%

(1) The table excludes PPP Loans of $136,674 as the inclusion of these loans dilutes the impact of the deferral program.

(2) The SBA provided a financial reprieve to small business as a result of the COVID-19 pandemic.  The SBA automatically paid the principal, interest, and fees on current 7(a) loans for a period of six months. These loans have been excluded from the September 30, 2020 metrics; however, as of December 31, 2020, six loans with a total outstanding balance of $3,407,000 went into a deferred payment status and were included in the deferred loan amount above.

The Bank borrowers in the hotel and entertainment industries have been granted additional loan deferrals to allow them time to return to a level of normalcy. The hotel segment, which represents approximately 73% of total deferrals, has a weighted average loan to value of approximately 45%. The low loan to value on the hotel segment supports a lower breakeven point on occupancy which will allow these borrowers to return to amortizing terms.

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Below is a breakdown of the loan portfolio showing the percentage of loans in deferral within select industry categories at the dates indicated (dollars in thousands):

	Year End	December 31, 2020		September 30, 2020
	Balance	Deferred Loans(1)		Deferred Loans(1)
Select Industries	2020	$ Def	Amount	$ Def	Amount
Hotels	$29,718	$24,979	84.05%	20,568	69.21%
Food Service	20,300	606	2.99%	7,413	36.52%
Retail(2)	20,273	3,782	18.66%	3,804	18.76%
Medical and Child Care	12,149	-	0.00%	2,724	22.42%
Real Estate and Leasing	147,103	2,833	1.93%	29,329	19.94%
Arts and Entertainment	7,602	2,024	26.62%	5,968	78.51%
Total	$237,145	$34,224	14.43%	$69,806	29.44%

(1) The SBA provided a financial reprieve to small business as a result of the COVID-19 pandemic.  The SBA automatically paid the principal, interest, and fees on current 7(a) loans for a period of six months. These loans have been excluded from the September 30, 2020 metrics; however, as of December 31, 2020, six loans with a total outstanding balance of $3,407,000 went into a deferred payment status and were included in the deferred loan amount and number above.

(2) Loans within this group include business such as grocery, convenience stores, drug stores, consumer durables, apparel, and personal services.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Noninterest-bearing demand	$222,305	$217,204	$212,434	$139,660	$131,228
Interest checking	70,342	59,712	56,448	51,008	48,428
Money market	152,726	147,467	143,177	114,461	99,955
Savings	38,083	33,733	31,618	26,618	26,396
Time deposits	104,926	115,736	136,118	137,096	137,201
Total deposits	$588,382	$573,852	$579,795	$468,843	$443,208

Total deposits increased by $14,530,000, or 2.53%, from Q3 2020, and increased by $145,174,000, or 32.76%, from Q4 2019. Variances of note are as follows:

•	Noninterest bearing demand account balances increased $5,101,000 from Q3 2020 and increased $91,077,000 from Q4 2019, and represented 37.78% of total deposits compared to 37.85% as of Q3 2020 and 29.61% as of Q4 2019. The increase in noninterest bearing deposits from Q4 2019 to Q4 2020 was a result of the Bank converting a significant portion of non-customer PPP loan applicants into customers.

•	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances increased $20,239,000, or 8.40%, from Q3 2020 and increased $86,372,000, or 49.42%, from Q4 2019. The increase in these accounts during 2020 was primarily a result of continued growth in accounts from non-customer PPP loan applicants and the migration of customer funds from time deposits.

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•	Time deposits decreased by $10,810,000, or 9.34%, from Q3 2020 and $32,275,000, or 23.52%, from Q4 2019. The decrease in time deposits was a result of the following:

o	The migration of customers from time deposits to lower cost deposit products.

o	During Q4 2020, $3,086,000 of internet listing service deposits matured and were not replaced. These deposits carried a 1.92% weighted average cost of funds. These deposits were no longer required as a result of the significant growth in noninterest bearing demand accounts and low cost relationship deposits.

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About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	the impacts of the ongoing COVID-19 pandemic;
•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;

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•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

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Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	*
Balance Sheet Data
Total assets	$706,236	$727,260	$722,646	$569,017	$540,313
Investment securities	40,844	36,305	37,785	39,081	46,937
Loans held for sale	34,421	27,525	17,761	16,759	12,722
Loans, net	558,955	596,483	603,688	435,938	430,059
Allowance for loan losses	(3,970)	(4,050)	(3,759)	(3,444)	(3,186)
Deposits	588,382	573,852	579,795	468,843	443,208
Borrowings	55,921	98,504	90,496	50,368	48,676
Shareholders' equity	51,996	48,875	46,617	44,162	42,914
Book value per share	$35.46	$33.33	$32.07	$30.38	$29.53
Total shares outstanding	1,466,516	1,466,240	1,453,759	1,453,759	1,453,009

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.71%	0.68%	0.62%	0.79%	0.74%
Loans, net of deferred fees and costs (excluding PPP loans)	0.93%	0.97%	0.89%	0.79%	0.74%
Nonperforming loans	251.75%	181.98%	205.33%	261.58%	170.57%
Net charge-offs (recoveries) to average loans	0.05%	(0.03%)	(0.01%)	0.13%	0.05%
Nonperforming assets to total assets	0.27%	0.35%	0.30%	0.32%	0.44%

Bank Capital Ratios
Common equity tier 1	13.35%	13.19%	12.85%	11.89%	12.15%
Tier 1	13.35%	13.19%	12.85%	11.89%	12.15%
Total capital	14.20%	14.10%	13.69%	12.64%	12.56%
Tier 1 leverage	9.28%	8.80%	8.61%	10.10%	9.69%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$7,409	$6,540	$6,193	$5,684	$5,897
Interest expense	1,554	1,069	1,249	1,257	1,370
Net interest income before
provision for loan losses	5,855	5,471	4,944	4,427	4,527
Provision for loan losses	-	250	300	400	135
Noninterest income	3,889	3,481	2,815	2,060	1,976
Noninterest expense	5,788	5,756	4,459	4,950	4,719
Income before income tax expense	3,956	2,946	3,000	1,137	1,649
Income tax expense	904	677	665	239	345
Net income	$3,052	$2,269	$2,335	$898	$1,304
Earnings per share
Basic	$2.08	$1.55	$1.61	$0.62	$0.90
Diluted	$2.08	$1.55	$1.61	$0.62	$0.90

Performance Ratios
Return on average assets	1.72%	1.26%	1.34%	0.67%	0.94%
Return on average equity	23.57%	18.74%	20.12%	8.23%	12.11%
Net interest margin	3.48%	3.21%	3.02%	3.55%	3.52%

* Derived from audited consolidated financial statements.

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Financial Highlights
(Dollars in thousands, except per share amounts)

	Year Ended
	December 31,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$25,826	$23,487
Interest expense	5,129	5,330
Net interest income before
provision for loan losses	20,697	18,157
Provision for loan losses	950	135
Noninterest income	12,245	7,908
Noninterest expense	20,953	20,289
Income before income tax expense	11,039	5,641
Income tax expense	2,485	1,164
Net income	$8,554	$4,477
Net income available to common
shareholders	$8,554	$4,477
Earnings per share
Basic	$5.86	$3.10
Diluted	$5.86	$3.10

Performance Ratios
Return on average assets	1.28%	0.84%
Return on average equity	17.98%	11.16%
Net interest margin	3.30%	3.68%

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